Exhibit 14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment to Registration Statement No. 333-292307 of our report dated March 19, 2025, relating to the consolidated financial statements and financial highlights (in Note 12) of MSD Investment Corp and subsidiaries (collectively, “the Company”) appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2024 and to the references to us under the headings “Senior Securities” and “Independent Registered Public Accounting Firm” which are part of such Registration Statement. We also consent to the incorporation by reference of our report dated December 19, 2025, relating to information set forth under the heading “Senior Securities”, appearing in the Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

February 2, 2026